SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2010

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive

Waco, Texas 76712

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (254) 761-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Bank of Scotland Credit Facilities Renewal

On June 25, 2010, FirstCity Commercial Corporation and FH Partners LLC, as borrowers (FirstCity Commercial Corporation and FH Partners LLC, collectively the “Borrowers” and each individually a “Borrower”), and FLBG Corporation, as guarantor, all of which are subsidiaries of FirstCity Financial Corporation (“FirstCity”), and Bank of Scotland plc, acting through its New York Branch (the “Agent”), as agent, collateral agent and lender, and BoS(USA), Inc., as lender (collectively, the “Lenders”), entered into a Reducing Note Facility Agreement (the “Reducing Note Facility Agreement”). In addition, on June 25, 2010, FirstCity executed a Limited Guaranty Agreement guarantying payment of the indebtedness under the Reducing Note Facility Agreement to a maximum amount of $75.0 million.

The Reducing Note Facility Agreement amended and restated the following loan facilities previously provided by Bank of Scotland plc and BoS(USA), Inc. to FirstCity and FH Partners LLC: (a) a Revolving Credit Agreement dated as of November 12, 2004, between FirstCity and the Agent, as agent and lender (as amended, the “Revolving Credit Agreement”); (b) a Revolving Credit Agreement dated as of August 26, 2005, between FH Partners LLC and the Agent, as agent and lender (as amended, the “FH Partners Credit Agreement”); and (c) a Subordinated Delayed Draw Credit Agreement dated as of September 5, 2007, between FirstCity and BoS(USA) Inc., as agent and lender (as amended, the “Subordinated Credit Agreement”) (the Revolving Credit Agreement, the FH Partners Credit Agreement and the Subordinated Credit Agreement together, the “Existing Credit Agreements”). The Existing Credit Agreements were guaranteed by substantially all of the wholly-owned subsidiaries of FirstCity and secured by substantially all of the assets of FirstCity and its wholly-owned subsidiaries.

The material terms of the Reducing Note Facility Agreement and documents executed pursuant to that agreement are as follows:

•                  The outstanding indebtedness and existing letter of credit obligations under the Existing Credit Agreements in the amount of $268.6 million are refinanced into the Reducing Note Facility Agreement, which provides for a scheduled amortization over 3 years ($43.6 million in the first year, $80.0 million in the second year, $80.0 million in the first nine months of the third year, and $65.0 million due on June 25, 2013, the maturity date);

•                  FirstCity provides a limited guaranty for the repayment of the indebtedness under the Reducing Note Facility Agreement to a maximum amount of $75.0 million, plus costs of enforcement and certain contingent indemnities;

•                  No advances will be made under the loan facility, except for draws on outstanding letters of credit in the amount of $22.35 million which are included in the amount of the loan facility;

•                  Repayment will be made from the cash flow from assets and equity investments which were pledged to secure the Existing Credit Agreements;

•                  Provides for FirstCity to receive unencumbered cash of 20% of the monthly net cash flows (i.e. cash “leak-through”) up to $25.0 million, after (a) payment to Lenders of interest and fees; and (b) payment of a scheduled overhead allowance to FirstCity Servicing Corporation (“FC Servicing”), a subsidiary of FirstCity, of $38.9 million over 3 years ($1.5 million per month for the first year, $1.03 million per month for the second year, and $0.7 million per month for the third year);

•                  Provides for a fluctuating interest rate equal to, at the Borrowers’ option, either (a) the greater of (i) one month London Interbank Offering Rate (“LIBOR”) plus 3.5% (subject to LIBOR floor of 1.0%) or (ii) 4.5%, or (b) Bank of Scotland’s prime rate plus 3.0%;

•                  Allows the Borrowers to designate a portion of the debt under the Reducing Note Facility Agreement to be borrowed in Euros up to a maximum amount of Euros equivalent to USD $27.5 million;

•                  Requires FirstCity to maintain a minimum tangible net worth (as defined) requirement of $60.0 million;

•                  Provides for an upfront fee to be paid to the Lenders in the amount of $2,025,000, payable as follows: $682,500 paid on March 26, 2010 (in connection with an extension of the Existing Credit Facilities), $675,000 on June 25, 2010, and payments of $166,875 from the cash flow of the pledged assets on the first day of July, August, September and October 2010;

•                  FC Investment Holdings Corporation, FC Diversified Holdings LLC, FC Highway 6 Holdings LLC, FC Imperial Holdings LLC and current and future subsidiaries or other entities in which such entities own any equity interest (the “Non-Covered Entities”), which are newly formed subsidiaries of FirstCity, are not subject to, do not guaranty and do not provide security interests in their assets to secure the Reducing Note Facility Agreement;

•                  The loan facility is guaranteed by FLBG Corporation and all of its subsidiaries (the “Covered Entities”), which are the entities which were subject to the obligations of the Existing Credit Facilities other than FirstCity and FC Servicing. The loan facility is secured by substantially all of the assets of the Covered Entities. FC Servicing only provides a non-recourse security interest in certain equity interests owned by it and in most of the servicing fees from agreements entered into prior to the entry into the Reducing Note Facility Agreement which secured the Existing Credit Facilities. FC Servicing does not provide a security interest in servicing agreements entered into with the Non-Covered Entities or in any of its other assets and does not guaranty the Reducing Note Facility Agreement; and

•                  FirstCity, FC Servicing and the Lenders entered into releases providing for the release of each other party from obligations and liabilities generally and under the Existing Credit Facilities, with the exception of obligations of FirstCity under the Limited Guaranty Agreement described above.

In addition to the foregoing, the Reducing Note Facility Agreement contains representations and warranties of the Borrowers and FLBG Corporation that are typical for transactions of this type. The representations and warranties made by FirstCity in the Reducing Note Facility Agreement are qualified by reference to certain exceptions and matters contained in schedules delivered to the Agent. Accordingly, the representations and warranties contained in the Reducing Note Facility Agreement should not be relied upon by third parties who have not reviewed the disclosure schedules and the documentation surrounding the transaction as a whole.

The Reducing Note Facility Agreement contains covenants on the part of the Borrowers and FLBG Corporation that are typical for transactions of this type.

The Reducing Note Facility Agreement contains customary events of default, including, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or default under, certain other indebtedness, certain events of bankruptcy and insolvency, and failure to pay certain judgments. In the event that an event of default occurs and is continuing, the Agent may accelerate the indebtedness under the Reducing Note Facility Agreement.

Nature of Material Relationship with Bank of Scotland plc

FirstCity has had a significant relationship with Bank of Scotland, BoS(USA), Inc. and The Governor and The Company of the Bank of Scotland and their subsidiaries since September 1997. Since 1997, Bank of Scotland and certain of its affiliates have provided credit facilities to FirstCity and its wholly-owned subsidiaries.

Bank of Scotland and BoS(USA), Inc. provided FirstCity and its subsidiaries financing under the Existing Credit Agreements prior to the entry into the Reducing Note Facility Agreement as follows: a $225.0 million revolving credit facility to finance the senior debt and equity portion of portfolio and asset purchases, provide for the issuance of letters of credit, and for working capital loans; a $25.0 million subordinated credit agreement used to finance equity investments in new ventures, equity investments made in connection with portfolio and asset purchases and loans made by FirstCity and its subsidiaries to acquisition entities, provide for the issuance of letters of credit, and for working capital loans; and a

$100.0 million revolving credit facility to FH Partners LLC to finance portfolio and asset purchases, all of which were amended and restated into the Reducing Note Facility Agreement. These loan facilities were guaranteed by substantially all of the wholly-owned subsidiaries of FirstCity and secured by substantially all of the assets of FirstCity and its wholly-owned subsidiaries.

Investment Agreement with Värde Investment Partners, L.P.

On June 29, 2010, FC Diversified Holdings LLC (“FC Diversified”) and FC Servicing, subsidiaries of FirstCity, and Värde Investment Partners, L.P. (“Värde”), entered into an Investment Agreement (the “Investment Agreement”), with an effective date of April 1, 2010. Pursuant to the Investment Agreement, FC Diversified and FC Servicing have granted Värde a right of first refusal to participate in distressed asset investment opportunities in which the aggregate amount of the proposed investment is to exceed $3.0 million. FC Diversified and FC Servicing are required to follow a prescribed notice procedure pursuant to which Värde has the option to participate in a proposed investment, whether in the form of a direct purchase, equity investment or loan, by requiring that the purchase, acquisition or loan be effected through an acquisition entity formed by FC Diversified (or its affiliate) and Värde (or its affiliate). An affiliate of FC Diversified will own from 5% to 25% of the acquisition entity at FC Diversified’s determination. The Investment Agreement provides that Värde will pay to FC Servicing a monthly fee of $200,000 and will pay its pro rata share of due diligence expenses incurred in connection with proposed investments based upon its respective equity percentage of the acquisition entity. FC Diversified will be eligible to receive an incentive fee which is not payable until the investments made by acquisition entities in all investment pools, equals or exceeds $250.0 million. The Investment Agreement has a termination date of June 30, 2015, which is subject to consecutive automatic one-year extensions without any action by FC Diversified, FC Servicing and Värde. FC Servicing will be the servicer for all of the acquisition entities formed by FC Diversified and Värde. The parties may terminate the Investment Agreement prior to June 30, 2015 under certain conditions.

Sale of Common Stock to Värde

In addition, on June 29, 2010, FirstCity and Värde entered into a Securities Purchase Agreement (the “Purchase Agreement”) wherein Värde agreed to acquire 150,000 shares (the “Shares”) of newly-issued FirstCity common stock, par value $0.01 per share (the “Common Stock”), at a price of $5.93 per share, for an aggregate purchase price of $889,500. The per share purchase price for the Shares reflects the closing trading price of the Common Stock on the trading day immediately preceding the date that the Purchase Agreement was signed. Upon consummation of this private placement transaction, Värde will own approximately 1.5% of FirstCity’s outstanding Common Stock.

The Purchase Agreement provides Värde with the right to require FirstCity to register the resale of the Shares in the event that FirstCity proposes to register any of its equity securities under the Securities Act of 1933, as amended, in connection with the public offering of such securities, subject to certain limitations and exceptions. FirstCity agreed to pay all fees and expenses incident to any such registration of the Shares.

In addition to the foregoing, the Purchase Agreement contains representations and warranties of FirstCity and Värde that are typical for transactions of this type. The representations and warranties made by FirstCity in the Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to Värde and to reports required to be filed by FirstCity under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the representations and warranties contained in the Purchase Agreement should not be relied upon by third parties who have not reviewed the disclosure schedules, the Exchange Act reports and the documentation surrounding the transaction as a whole.

The Purchase Agreement contains covenants on the part of FirstCity and Värde that are typical for transactions of this type.

Nature of Material Relationship with Värde

Since 2009, FirstCity and Värde have formed a series of acquisition partnerships through which they have jointly acquired distressed asset portfolios in the United States. In addition, FirstCity and Värde have jointly invested equity in a publicly-held domestic financial institution.

Section 2 — Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Bank of Scotland Credit Facilities Renewal

The obligations of FirstCity Commercial Corporation and FH Partners LLC, as borrowers, and FLBG Corporation and certain of its subsidiaries, as guarantors, under the Reducing Note Facility Agreement and related loan documents, and of FirstCity under the Limited Guaranty Agreement, constitute direct financial obligations that are material to FirstCity. As to such direct financial obligations, the information included in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: July 1, 2010	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer